Exhibit 99.1

                                                           Investor Inquiries:
                                                           Robert K. Gudbranson
                                                           (440) 329-6001

NEWS RELEASE

INVACARE ANNOUNCES ISSUANCE OF $100 MILLION IN SENIOR NOTES

ELYRIA, Ohio - (October 1, 2003) - Invacare Corporation (NYSE: IVC) announced today that it has completed the sale of an aggregate of $100 million of senior notes, which consist of three series of maturities. The Series A notes represent $50 million of the total issuance, bear interest at 3.97% and mature on October 1, 2007. The Series B notes represent $30 million of the total issuance, bear interest at 4.74% and mature on October 1, 2009. The Series C notes represent $20 million of the total issuance, bear interest at 5.05% and mature on October 1, 2010. Effective October 1, 2003, the Company entered into swap agreements to exchange the fixed rate debt for variable rate debt at rates which are currently between 1.2% and 1.5%.

The company will utilize the proceeds of the issuance to repay a portion of its current borrowings outstanding and for general corporate purposes. Gregory C. Thompson, Senior Vice President and Chief Financial Officer stated "Invacare is extremely pleased to negotiate the sale of these notes at favorable terms. The company's private debt offering was very well received by the investors, which reflects Invacare's strong financial condition and market leadership in our industry. This sale of senior notes will provide Invacare with a strong liquidity condition to support our growth plans in the future."

Invacare Corporation (NYSE: IVC - news), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,300 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: pricing pressures, increasing raw material costs, the consolidations of health care customers and competitors, government reimbursement issues (including those that affect the viability of customers), the ability to design, manufacture and distribute new products with higher functionality and lower costs, the ability to accelerate market acceptance of and transition to new products, the effect of offering customers competitive financing terms, Invacare's ability to successfully identify, acquire and integrate strategic acquisition candidates, the difficulties in managing and operating businesses in many different foreign jurisdictions, the timely completion of facility consolidations, the vagaries of any litigation or regulatory investigations that the Company may be or become involved in at any time, the difficulties in acquiring and maintaining a proprietary intellectual property ownership position, the overall economic, market and industry growth conditions, foreign currency and interest rate risks, Invacare's ability to improve financing terms and reduce working capital, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. We undertake no obligation to review or update these forward-looking statements or other information contained herein.